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                           ICN PHARMACEUTICALS, INC.
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                (Name of Registrant as Specified in its Charter)

                          Iridian Asset Management LLC
                                      and
                         Franklin Mutual Advisers, LLC
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)
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The following is the text of a press release issued today by Iridian Asset
Management LLC and Franklin Mutual Advisers, LLC.



FROM:    Iridian Asset Management LLC
         Franklin Mutual Advisers, LLC


            Open Letter to Shareholders of ICN Pharmaceuticals, Inc.
       From Iridian Asset Management LLC and Franklin Mutual Advisers, LLC

Westport, CT, and Short Hills, NJ, May 22, 2002 -- Iridian Asset Management LLC and Franklin Mutual Advisers, LLC today issued the following open letter to shareholders of ICN Pharmaceuticals, Inc. (NYSE: ICN):

         Dear Fellow ICN Shareholders:

         As we approach next week's annual meeting at ICN, we want to take this opportunity to remind all shareholders of the positions and course of action that Iridian and FMA are advocating in our efforts to improve shareholder value at ICN. Iridian and FMA are institutional investors with significant stakes in ICN, who are exercising our rights as shareholders to ensure that all of ICN's shareholders are represented by a Board that is professional, independent and committed to working solely in the best interests of shareholders.

         Toward that end, we undertook an extensive selection process in order to identify three extraordinarily well-qualified nominees to serve as directors of ICN. We are confident that their experience as senior executives and directors in the pharmaceutical and healthcare industries, their expertise in corporate governance matters and their willingness to aggressively advocate the shareholders' best interests make them ideally suited to the needs of ICN today. It is these three independent individuals whom we are asking shareholders to vote for, and it is these three who, if elected, will work with their fellow directors to bring about positive change at ICN.

         As our proxy materials make clear, Iridian and FMA have advocated to these nominees the following courses of action which we believe will be in the best interests of all ICN shareholders.

         First, we believe the continuing role and influence of Milan Panic at the helm of ICN depresses its share price and deters well-qualified executives from pursuing or continuing careers at ICN. As such, action must be taken with all deliberate speed to relieve ICN of this burden. Our conversations with other shareholders indicate there is broad support for this action. At the same time, the Board must proceed judiciously with its search for new leadership and ensure that a new highly-qualified CEO is promptly put in place at ICN. Fortunately, we think that an attractive environment currently exists in which to find well-qualified pharmaceutical executives.

         Given the company's history of promises unkept, we trust that shareholders will not be taken in by ICN's eleventh-hour attempt to persuade shareholders that it is proceeding with a 'timely and orderly change in leadership.' Had ICN's Board been serious when they announced in October 2000 that Milan Panic would be transitioning to a non-executive role at ICN Americas, beginning a succession search at that time would have been an essential step.

         We believe that, relieved of the leadership of Milan Panic, ICN will be able to attract highly successful and highly qualified individuals to manage its businesses. We also believe there are executives and employees at ICN whose abilities will shine through once relieved of Mr. Panic's overshadowing presence.

         The second action we are advocating is for the Board to review the composition of the board of directors and management at Ribapharm to ensure that they are composed of highly qualified, experienced individuals who collectively have the expertise to manage the business and strategy of Ribapharm. We expect the ICN Board will work closely with Dr. Johnson Lau, the CEO of Ribapharm, toward that end. Importantly, we believe the newly constituted Board of ICN must ensure that the individuals serving as directors and executives of Ribapharm are in both perception and reality truly independent of ICN and Milan Panic. Only when the new ICN Board is convinced that these prerequisites have been fulfilled should Ribapharm be promptly spun out to ICN shareholders on a tax-free basis.

         Thirdly, the Board must review the stalled "restructuring" plan for ICN International. We believe that ICN's currently disclosed plan to IPO an approximate 40% stake of ICN International would be contrary to shareholders' best interests, as it would eliminate the ability to distribute this business to ICN shareholders without adverse tax consequences. We would encourage the new Board to review the financial and strategic plans for ICN International, in detail not available to shareholders, and to make a determination as to the most appropriate course of action. We would expect it to consider all possible alternatives for ICN International, including a sale of all or part of the business, a full spin-off to ICN shareholders on a tax-free basis, a restructuring of the business to eliminate loss-making operations, or some combination of the above.

         Lastly, we believe the Board must work actively with management to bring ICN's cost structures down to appropriate levels. We note that ICN spent almost $50 million on corporate overhead for a business with only $721 million of revenues in 2001. Simple comparisons of ICN's financial ratios to similar companies lead us to the conclusion that there are significant inefficiencies in the company's operations.

         We are advocating the above actions because we believe they are clearly in the best interests of all ICN shareholders. In our opinion, the results of last year's annual meeting clearly indicated that ICN shareholders support these actions.

         Iridian and FMA have complete confidence in the ability of Rich Koppes, Rob O'Leary and Randy Thurman to work with their fellow directors to take these and other actions in the best interests of all ICN shareholders.

         The past Boards and management of ICN, under the leadership of Milan Panic, have in our view failed to live up to their promises to ICN's shareholders. The time for real change is now. We must put in place a Board which shareholders can trust. By electing three independent shareholder-nominated directors, shareholders will deliver three highly qualified new Board members with an unmistakable mandate for real change at ICN and abilities required to deliver on that mandate.

         We thank the shareholders of ICN in advance for their support at this year's annual meeting. Please vote the WHITE proxy card if you have not already done so.

         Iridian Asset Management LLC        Franklin Mutual Advisers, LLC

                  David L. Cohen                      David Winters
                    Principal                           President

                                   ----------

         Iridian is an SEC-registered investment adviser located in Westport, CT. Iridian manages approximately $12 billion for institutional clients, pension funds, charitable foundations and endowments, and invests primarily in mid-cap and large-cap U.S. equities.

         Franklin Mutual Advisers, LLC is a subsidiary of Franklin Resources, Inc. [NYSE:BEN], a global investment organization operating as Franklin Templeton Investments. Franklin Templeton provides global and domestic investment management services through its Franklin, Templeton, Mutual Series and Fiduciary Trust subsidiaries. The San Mateo, CA-based company has over 50 years of investment experience and more than $274 billion in assets under management as of March 31, 2002. For more information, please call 1-800/DIAL BEN(R) or visit franklintempleton.com.

In connection with their solicitation of proxies with respect to the 2002 annual meeting of stockholders of ICN Pharmaceuticals, Inc. ("ICN"), Iridian Asset Management LLC ("Iridian") and Franklin Mutual Advisers, LLC ("FMA") have filed with the Securities and Exchange Commission (the "SEC") and disseminated to stockholders a definitive proxy statement dated April 18, 2002. Stockholders are advised to read the proxy statement as it contains important information. Stockholders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC website at www.sec.gov. Stockholders may also obtain a free copy of Iridian and FMA's proxy statement by contacting Mackenzie Partners in the manner described below.

                                      # # #


Contact:    For Press:                    For Shareholders and Institutions:
            ----------                    ----------------------------------
            Hedda Nadler                  Mackenzie Partners, Inc.
            Mount & Nadler                Larry Dennedy or Charlie Koons
            Tel:  (212) 759-4440          Tel: Call Collect: (212) 929-5500
                                               Toll Free:  (800) 322-2885